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                                  EXHIBIT 99.1


                              FOR IMMEDIATE RELEASE
April 1, 2003

Contact: John Breed
         Director, Media and Government Relations
         (713) 209-8835

              COOPER INDUSTRIES ANNOUNCES BOARD OF DIRECTORS CHANGE

         HOUSTON, TX, April 1, 2003 - Cooper Industries, Ltd. (NYSE:CBE) today reported that it has reduced the size of its board of directors to 11 members. Lee Scott, currently president and chief executive officer of Wal-Mart, has stepped down from Cooper's Board of Directors effective April 1, 2003 in order to have more time to devote to his considerable demands and responsibilities as an executive of Wal-Mart.

         "On behalf of Cooper's employees and shareholders, I would like to thank Lee Scott for his service on our Board. He has been an outstanding contributor as a member of our Board and we are extremely grateful for the time and attention Lee gave over the past several years on behalf of Cooper Industries," said H. John Riley, Jr., chairman, president and chief executive officer.

         Cooper Industries, with 2002 revenues of $4.0 billion, is a worldwide manufacturer of electrical products, tools and hardware. Additional information about Cooper is available on the company's World Wide Web site:
www.cooperindustries.com.

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